Exhibit 15.6

June 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated June 30, 2021, of Luckin Coffee Inc. and are in agreement with the statements contained in the second and third sentence of paragraph 1, paragraph 2, paragraph 3 and paragraph 7 on Item 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China